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                                                               EXHIBIT 99.1

                             [Station Casinos Logo]

CONTACT:  GLENN C. CHRISTENSON, (800) 544-2411
          EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER

          STATION CASINOS, INC.

          JACK TAYLOR, (702) 221-6900
          VICE PRESIDENT OF PUBLIC RELATIONS
          MCNABB/MCNABB/DESOTO/SALTER & COMPANY

FOR IMMEDIATE RELEASE:  DECEMBER 4, 1998

           STATION CASINOS, INC. COMPLETES ISSUANCE OF $199.9 MILLION OF
                     8 7/8% SENIOR SUBORDINATED NOTES DUE 2008

         LAS VEGAS - Station Casinos, Inc. (NYSE:STN) announced today the closing of its sale of $199.9 million of 8 7/8% Senior Subordinated Notes due 2008. The net proceeds from the sale of the Notes, after deducting underwriting discounts and offering expenses, were approximately $196.1 million.

         The Company also announced that yesterday it called for redemption $193 million aggregate principal amount of its existing 9 5/8% Senior Subordinated Notes due 2003. The Company has irrevocably deposited sufficient proceeds to make the redemption, including the applicable redemption premium and accrued interest through the redemption date, into a trust account with its indenture trustee. The Company has scheduled January 4, 1999 as the redemption date.

         Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, the Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Mo. and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Mo.

         This press release may be deemed to contain forward-looking statements with respect to the financial condition, results of operations and expansion projects of STN and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, the inherent uncertainty and cost of prolonged litigation, construction risks and licensing and other regulatory risks.
Further information on potential factors which could affect the financial condition, results of operations and expansion projects of STN and its subsidiaries are included in the filings of STN with the Securities and Exchange Commission, including, but not limited to STN's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and Registration
Statement on Form S-4, file number 333-30685.

         The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration